Investment Technology Group, Inc., 380 Madison Avenue, New York, NY 10017 (212) 588-4000

Exhibit 99.1

FOR IMMEDIATE RELEASE

ITG Reports Third Quarter 2005 EPS of $0.37

NEW YORK, NY, October 27, 2005 - Investment Technology Group, Inc. (NYSE: ITG), a leading provider of technology-based equity trading services and transaction research, today announced that for the third quarter ended September 30, 2005, net income was $15.6 million, 47 percent higher than net income of $10.6 million in the third quarter of 2004. Earnings were $0.37 per diluted share, an increase of 48 percent versus earnings of $0.25 per diluted share in the third quarter of last year. ITG’s total revenue for the third quarter of 2005 was $102.2 million, 18 percent higher than total revenue of $86.3 million for the third quarter of 2004.

Excluding the impact of non-recurring items, operating revenues of $102.0 million increased by 21 percent from third quarter 2004 operating revenues of $84.2 million.  Operating earnings per share of $0.36 in the third quarter of 2005 increased 33 percent versus operating earnings of $0.27 per diluted share in the third quarter of last year. Pre-tax operating margins in the third quarter of 2005 were 27 percent, up from 22 percent in the third quarter of 2004.

“ITG maintained momentum in the growth of our volume, market share and earnings in the third quarter,” stated Ray Killian, ITG's Chairman, President and Chief Executive Officer. “We have made strides in executing our growth strategy by announcing two strategic acquisitions, expanding our product offerings internationally, and increasing penetration domestically with clients across our product spectrum.”

ITG’s International revenues were $22.4 million in the third quarter of 2005, 23 percent higher than revenues of $18.2 million in the third quarter of 2004. International pre-tax operating profits decreased from $1.0 million in the third quarter of 2004 to $0.8 million in the third quarter of 2005.

“ITG has experienced a decline in our European volumes, primarily due to security concerns throughout London in July as well as typical seasonality in August.  We are confident that this remains an area of growth for ITG, and are committed to enhancing our presence in key financial centers around the world,” stated Mr. Killian.

Other highlights of the third quarter include the announcements of two strategic acquisitions. In July, ITG announced that it would acquire Macgregor, a leading provider of trade order management technology for the global financial community.  This deal is now expected to close in early 2006.   In September, ITG announced the acquisition of Plexus, a research and consulting firm dedicated to enhancing investment performance. This deal is expected to close in January 2006.

Year to date – US GAAP Results

For the nine months ended September 30, 2005, revenues increased 21 percent from $244.9 million in 2004 to $296.1 million in 2005.  Net income increased to $46.3 million, a 64 percent increase from $28.3 million in 2004, and diluted earnings per share increased 67 percent, from $0.66 in 2004 to $1.10 in 2005.

Conference Call

ITG has scheduled a conference call today at 11:00 a.m. ET to discuss second quarter results. Those wishing to listen to the call should dial 1-800-309-1245 at least 10 minutes prior to the start of the call to ensure connection.  A listen-only webcast will also be available on ITG’s website at www.itginc.com/investor.  For those unable to listen to the live broadcast of the call, a replay will be available for one week by dialing 1-888-203-1112 and entering the pass code 9453771. A replay will be available for two weeks on ITG’s website. Both methods of listening to the replay will be available starting approximately two hours after the completion of the conference call.

About ITG

Investment Technology Group, Inc. (ITG), is a specialized brokerage firm that partners with clients globally to provide innovative solutions spanning the entire trading process.  A pioneer in electronic trading, ITG has a unique approach to trading that combines pre-trade analysis, trade execution, and post-trade evaluation to provide continuous improvements in trading and cost efficiency.  The firm is headquartered in New York and maintains offices in North America, Europe and the Asia Pacific regions.  For additional information, visit www.itginc.com.

In addition to historical information, this press release may contain "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management's expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company's ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and other documents filed with the Securities and Exchange Commission and available on the company’s web site.

Contacts:
Maureen Murphy	Alicia Curran
Investor Relations	Media Relations
(212) 444-6323	(212) 444-6130

INVESTMENT TECHNOLOGY GROUP, INC.

Consolidated Statements of Income (unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004
Revenues:
Commissions	$96,817	$79,567	$280,038	$229,749
Other	5,414	6,748	16,037	15,125
Total revenues	102,231	86,315	296,075	244,874

Expenses:
Compensation and employee benefits	36,751	31,620	108,722	90,162
Transaction processing	14,852	13,368	42,061	37,119
Software royalties	—	3,381	1,088	10,485
Occupancy and equipment	6,995	7,918	21,468	22,708
Telecommunications and data processing services	5,039	4,549	14,839	13,524
Other general and administrative	10,792	8,097	30,374	22,973
Total expenses	74,429	68,933	218,552	196,971
Income before income tax expense	27,802	17,382	77,523	47,903
Income tax expense	12,210	6,798	31,255	19,581
Net income	$15,592	$10,584	$46,268	$28,322
Earnings per share:
Basic	$0.37	$0.25	$1.10	$0.66
Diluted	$0.37	$0.25	$1.10	$0.66
Basic weighted average number of common shares outstanding	42,101	41,885	42,051	43,108
Diluted weighted average number of common shares outstanding	42,369	41,892	42,197	43,116

INVESTMENT TECHNOLOGY GROUP, INC.

Consolidated Statements of Financial Condition

(In thousands, except share amounts)

	September 30,	December 31,
	2005	2004
	(unaudited)
Assets
Cash and cash equivalents	$188,510	$206,465
Cash, restricted or segregated	9,592	7,287
Securities owned, at fair value	6,483	32,530
Receivables from brokers, dealers and other, net	844,219	198,642
Investments in limited partnerships	10,695	20,311
Premises and equipment, net	19,314	24,023
Capitalized software, net	12,236	8,926
Goodwill	176,365	86,550
Other Intangibles	12,365	2,657
Deferred taxes	10,304	10,226
Other assets	13,668	14,841
Total assets	$1,303,751	$612,458

Liabilities and Stockholders' Equity
Liabilities:
Accounts payable and accrued expenses	$107,096	$82,821
Payables to brokers, dealers and other	768,637	142,446
Software royalties payable	—	3,350
Securities sold, not yet purchased, at fair value	49	30
Income taxes payable	5,046	13,310
Total liabilities	880,828	241,957

Commitments and contingencies
Stockholders' Equity:
Preferred stock, par value $0.01; 1,000,000 shares authorized; no shares issued	—	—
Common stock, par value $0.01; 100,000,000 shares authorized; 51,390,027 and 51,327,388 shares issued at September 30, 2005 and December 31, 2004, respectively and 42,184,042 and 41,950,670 shares outstanding at September 30, 2005 and December 31, 2004, respectively	514	513
Additional paid-in capital	167,456	161,169
Retained earnings	421,229	374,961
Common stock held in treasury, at cost; 9,205,985 and 9,376,718 shares at September 30, 2005 and December 31, 2004, respectively	(173,870)	(177,095)
Accumulated other comprehensive income:
Currency translation adjustment	7,594	10,953
Total stockholders’ equity	422,923	370,501
Total liabilities and stockholders’ equity	$1,303,751	$612,458

INVESTMENT TECHNOLOGY GROUP, INC.

Reconciliation of US GAAP Results to Pro Forma Operating Results (unaudited)

In evaluating the Company’s financial performance, management reviews results from operations which excludes non-operating or one-time charges.  Pro forma earnings per share is a non-GAAP (generally accepted accounting principles) performance measure, but the Company believes that it is useful to assist investors in gaining an understanding of the trends and operating results for the Company’s core businesses. Pro forma earnings per share should be viewed in addition to, and not in lieu of, the Company’s reported results under US GAAP.

The following is a reconciliation of US GAAP results to pro forma results for the periods presented (in thousands except per share amounts):

	Three Months Ended		Nine Months Ended
	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004

Total revenues	$102,231	$86,315	$296,075	$244,874
Less:
Non-recurring revenue (1)	(282)	(2,091)	(3,107)	(4,481)
Pro forma operating revenues	101,949	84,224	292,968	240,393

Total expenses	74,429	68,933	218,552	196,971
Asset impairment charges (2)	—	(700)	—	(700)
Other non-recurring expenses (3)	—	(2,557)	—	(2,557)
Pro forma operating expenses.	74,429	65,676	218,552	193,714

Income before income tax expense	27,802	17,382	77,523	47,903
Effect of pro forma adjustments	(282)	1,166	(3,107)	(1,224)
Pro forma operating income before income tax expense	27,520	18,548	74,416	46,679

Income tax expense	12,210	6,798	31,255	19,581
Tax effect of pro forma adjustments	(116)	463	(1,274)	(446)
Pro forma operating income tax expense	12,094	7,261	29,981	19,135

Net income	15,592	10,584	46,268	28,322
Net effect of pro forma adjustments	(166)	703	(1,833)	(778)
Pro forma operating net income	$15,426	$11,287	$44,435	$27,544

Diluted earnings per share	$0.37	$0.25	$1.10	$0.66
Net effect of pro forma adjustments	(0.01)	0.02	(0.05)	(0.02)
Pro forma diluted operating earnings per share	$0.36	$0.27	$1.05	$0.64

Notes:

(1)          2005 non-recurring revenue is comprised of gains ($2.5 million) from our shares of Archipelago Holdings common stock that we received as part of an equity entitlement program, of which $0.1 million was recognized in the Third Quarter of 2005, as well as a recovery against previous investment write-downs of $0.6 million for the year, of which $0.2 million was recovered in the

                        Third Quarter 2005. 2004 non-recurring revenue is comprised of a gain of $2.4 million on the sale of 50% of Investment Technology Group, Inc.’s (“ITG”) Canadian subsidiary, KTG Technology Corp. in the Second Quarter 2004, and unrealized gains of $2.1 million from our holding of Archipelago Holdings common stock after the corporation’s initial public offering in the Third Quarter 2004.

(2)   Pertains to 2004 write-down of two New York Stock Exchange seats that ITG obtained as part of the Hoenig acquisition.  Since the market environment led to a reduction in NYSE seat prices, we took a $0.7 million impairment write-down to reflect the fair value of these seats at $1.15 million each.

(3)   The other non-recurring expenses incurred in the Third Quarter 2004 contain a lease abandonment charge and employee separation costs.